UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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☒	Soliciting Material Under Rule 14a-12

LEXINGTON REALTY TRUST
(Name of Registrant as Specified in Its Charter)

LAND & BUILDINGS CAPITAL GROWTH FUND, LP LAND & BUILDINGS GP LP L&B OPPORTUNITY FUND, LLC LAND & BUILDINGS INVESTMENT MANAGEMENT, LLC JONATHAN LITT DONNA BRANDIN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Land & Buildings Investment Management, LLC, together with the other participants named herein (collectively, “Land & Buildings”), intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of Lexington Realty Trust, a Maryland corporation (the “Company”).

Item 1: On December 6, 2021, Land & Buildings issued the following press release and letter to shareholders of the Company:

Land & Buildings Nominates Donna Brandin and Jonathan Litt for Election to the Board of Lexington Realty Trust

Believes Nominees Have the Independent Perspectives, Differentiated Real Estate Investment Experience and Shareholder-Focused Mindsets Needed to Help Reverse Lexington’s Chronic Underperformance

Objective and Independent New Voices are Needed in the Boardroom to Oversee Leadership Transition Process and Full Review to Determine the Right Path Forward for LXP

LXP’s Total Shareholder Returns Have Underperformed Proxy Peers and Industrial Peers by Nearly 500% During CEO’s 18-year Tenure1

Stamford, CT (December 6, 2021) – Today Land & Buildings Investment Management, LLC (together with its affiliates, “Land & Buildings”), a significant shareholder of Lexington Realty Trust (“LXP,” “Lexington” or the “Company”) (NYSE: LXP), announced its nomination of two highly-qualified and experienced candidates, Donna Brandin and Jonathan Litt, for election to the LXP Board of Trustees (the “Board”) at the upcoming 2022 Annual Meeting of Shareholders (the “Annual Meeting”).

Ms. Brandin is the former Chief Financial Officer of Equity Residential (NYSE: EQR), the largest public owner and operator of apartments in the United States. She also previously served as the Chief Financial Officer of The Lightstone Group, LLC, a privately held real estate investment company, and currently serves as a director and as the Chair of the Audit Committee at Nuveen Global Cities Real Estate Investment Trust, a public non-traded real estate investment company sponsored by Teachers Insurance and Annuity Association of America.

Mr. Litt is the Founder and Chief Investment Officer of Land & Buildings Investment Management, and previously was Managing Director and Senior Global Real Estate Analyst at Citigroup. Mr. Litt also previously served as a director on the Boards of Taubman Centers, Inc. (formerly NYSE: TCO) and Mack-Cali Realty Corporation (NYSE: CLI).

1 Industrial Peers defined by Land & Buildings as STAG, MNR, PLD, DRE, FR, TRNO, REXR, EGP; Proxy Peers defined by the Company in its 2021 proxy statement (DEF 14A page 28) as competitor peer group EGP, EPRT, FR, GTY, NNN, OLP, PSB, REXR, STAG, STOR, TRNO, VER, WPC. Total shareholder returns through August 16, 2021, the day Land & Buildings’ investment in LXP was disclosed in Form 13F.

In connection with its nominations, Land & Buildings stated:

“Lexington’s track record of underperformance speaks volumes. During the 18-year tenure of CEO T. Wilson Eglin, the management team and the Board have consistently failed to close the discount between the Company’s net asset value and its share price, or deliver shareholder returns on par with peers. Further, LXP’s earnings have declined by 60% during the same period and its dividend has been reduced by over 60%2. Inexplicably, Mr. Eglin has been paid more than $65 million in total compensation for overseeing this value destruction3.

Instead of working constructively to address the concerns we raised as shareholders, Lexington’s Board has demonstrated a preference for gamesmanship and for a public proxy contest aimed at preserving the status quo. Unfortunately, history has given shareholders no reason to believe that keeping the current Board in place will result in anything besides more of the same disappointing results.

It is clear that there is urgent need for real, shareholder-driven board change at Lexington. That is why we have nominated these two individuals, both of whom would bring differentiated real estate investment experience and objective and independent perspectives to the Company. In addition, Jon’s appointment would ensure a true shareholder representative would be present to help oversee critical decisions regarding the best path forward for LXP – including the CEO succession process and the formation of a committee focused on evaluating the best pathways to create and maximize value.”

Additional Biographical Information on Nominees

Donna Brandin previously served as Chief Financial Officer of Equity Residential (NYSE: EQR), a residential property real estate investment trust, and Executive Vice President, Chief Financial Officer and Treasurer of The Lightstone Group, LLC, a privately held real estate investment company, from 2008 to June 2018. Ms. Brandin currently serves as a director and as the Chair of the Audit Committee at Nuveen Global Cities Real Estate Investment Trust, a public non-traded real estate investment company sponsored by Teachers Insurance and Annuity Association of America, since January 2018. Ms. Brandin has also served as Executive Vice President and Chief Financial Officer of Eastern Generation, LLC (f/k/a US Power Generating Company), a power generation company, Executive Vice President and Senior Vice President and Treasurer at Cardinal Health Inc. (NYSE: CAH), a distributor of pharmaceuticals and other medical supplies. Ms. Brandin served as an advisory board member of eRESI Mortgage, LLC , a residential mortgage company sponsored by a Prominent New York Family Office, from November 2019 to October 2021 and she served as a director and Chairman of the Audit Committee at Invesque Inc. (TSX: IVQ.U), a real estate investment company, from July 2019 to May 2021. Ms. Brandin holds a Bachelor of Science degree in Business Administration from Kutztown University and a Master of Science degree in Finance from St. Louis University. She is a certified public accountant and recently completed the Harvard Business School Executive Education Corporate Directors Certification Program.

2 FFO growth based on 2021 consensus estimates from Bloomberg for current year and reported FFO as sourced by SEC filings and Bloomberg for prior years. Dividends based on expected full year 2021 regular cash dividends based on dividend run rates and prior year disclosed regular cash dividends.

3 Based on Company Annual Proxy statements.

Jonathan Litt is the Founder and Chief Investment Officer of Land & Buildings Investment Management, LLC, a registered investment advisor specializing in publicly traded real estate and real estate related securities, which he founded in 2008. Prior to founding L&B Management, Mr. Litt was Managing Director and Senior Global Real Estate Analyst at Citigroup, where he was responsible for Global Property Investment Strategy, coordinating a 44-person team of research analysts located across 16 countries. Mr. Litt previously served on the Board of Directors of Taubman Centers, Inc. (formerly NYSE: TCO), a former S&P MidCap 400 Real Estate Investment Trust engaged in the ownership, management and/or leasing of regional, super-regional and outlet shopping centers in the U.S. and Asia, from May 2018 to May 2019. He has served as a director of the Land & Buildings Offshore Fund, Ltd. since 2008. Mr. Litt previously served as a director of Mack-Cali Realty Corporation (NYSE: CLI), a leading owner, manager, and developer of office and class A residential real estate throughout the Northeast, from March 2014 to August 2016, and as a director of the Children with Dyslexia Scholarship Fund. Mr. Litt holds a Bachelor of Arts degree in Economics from Columbia University and a Master of Finance degree from New York University's Stern School of Business.

Media Contact

Sloane & Company
Dan Zacchei / Joe Germani
Dzacchei@sloanepr.com
JGermani@sloanepr.com

Investor Contact

Innisfree M&A Incorporated
Scott Winter / Jonathan Salzberger
(212) 750-5833

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Land & Buildings Investment Management, LLC together with the other participants named herein (collectively, “Land & Buildings”), intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of Lexington Realty Trust, a Maryland corporation (the “Company”).

LAND & BUILDINGS STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Land & Buildings Capital Growth Fund, LP (“L&B Capital”), Land & Buildings GP LP (“L&B GP”), L&B Opportunity Fund, LLC (“L&B Opportunity”), Land & Buildings Investment Management, LLC (“L&B Management”), Jonathan Litt and Donna Brandin.

As of the date hereof, L&B Capital directly owns 939,632 shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”). L&B GP, as the general partner of L&B Capital, may be deemed the beneficial owner of the 939,632 shares of Common Stock owned by L&B Capital. As of the date hereof, L&B Opportunity directly owns 147,736 shares of Common Stock. As of the date hereof, 3,475,399 shares of Common Stock were held in a certain account managed by L&B Management (the “Managed Account”). L&B Management, as the investment manager of each of L&B Capital and L&B Opportunity, and as the investment advisor of the Managed Account, may be deemed the beneficial owner of an aggregate of the 4,562,767 shares of Common Stock directly owned by L&B Capital, L&B Opportunity and held in the Managed Accounts. Mr. Litt, as the managing principal of L&B Management, may be deemed the beneficial owner of an aggregate of the 4,562,767 shares of Common Stock directly owned by L&B Capital, L&B Opportunity and held in the Managed Account. As of the date hereof, Ms. Brandin does not own any shares of Common Stock.

Item 2: Also on December 6, 2021, Land & Buildings posted the following materials to https://rehabilitatelxp.com/:

Item 3: Also on December 6, 2021, Land & Buildings published the following message on Twitter:

**Jonathan Litt - L&B** @JonLitt · 3h

L&B has a position in LXP. SEC Legend here: landandbuildings.com/wp-content/upl... (2/2)

Show this thread

**Jonathan Litt - L&B** @JonLitt · 3h

18 years under LXP CEO and the Board's chronic underperformance is long enough. L&B nominated two objective and independent new voices for the LXP Board to oversee leadership transition process and full review to determine the right path forward. RehabilitateLXP.com (1/2)

LXP REHABILITATE LEXINGTON

rehabilitatelxp.com

Why Shareholder Accountability is Needed at Lexington

Lexington has a unique opportunity given the quality of its portfolio and current undervaluation to drive strong long-term shareholder value. ...

1 6

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Item 4: Also on December 6, 2021, Jonathan Litt of Land & Buildings published the following message on LinkedIn:

Jonathan Litt • 2nd
Founder & CIO at Land & Buildings Investment Management
6h •

18 years under Lexington Realty Trust (NYSE: LXP) CEO and the Board's chronic underperformance is long enough. L&B nominated two objective and independent new voices for the LXP Board to oversee leadership transition process and full review to determine the right path forward. RehabilitateLXP.com L&B has a position in LXP. SEC Legend here: https://lnkd.in/eXTMpuGq

LXP REHABILITATE LEXINGTON

Rehabilitate Lexington

rehabilitatelxp.com • 2 min read

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